As filed with the Securities and Exchange Commission on June 17, 2003
                                                      Registration No. 333-54668

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 2
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
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                                 TRANSOCEAN INC.
             (Exact name of registrant as specified in its charter)

              CAYMAN ISLANDS                                66-0582307
     (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                     Identification No.)

            4 GREENWAY PLAZA
              HOUSTON, TEXAS                                  77046
(Address of Principal Executive Offices)                    (Zip Code)

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                               TODCO SAVINGS PLAN
                     (FORMERLY R&B FALCON U.S. SAVINGS PLAN)
                            (Full title of the plan)

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                               ERIC B. BROWN, ESQ.
                                 TRANSOCEAN INC.
                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                     (Name and address of agent for service)

                                 (713) 232-7500
          (Telephone number, including area code, of agent for service)

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     Post-Effective  Amendment  No.  1  on Form S-8 to Registration Statement on
Form S-4 (Registration No. 333-54668 (the "Registration Statement")) and the related Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration No. 333-46374 (the "Related Registration Statement")) filed by Transocean Inc. (formerly Transocean Sedco Forex Inc., the "Registrant" or "Transocean,") together covered 567,587 of its ordinary shares, par value $.01 per share ("Ordinary Shares"), to be offered and sold pursuant to the TODCO Savings Plan (formerly the R&B Falcon U.S. Savings Plan).

     Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement and Post-Effective Amendment No. 1 on Form S-8 to the Related Registration Statement also covered 8,092,217 Ordinary Shares, which may be offered and sold pursuant to the R&B Falcon Corporation 2000 Employee Long-Term Incentive Plan, R&B Falcon Corporation 1999 Employee Long-Term Incentive Plan, R&B Falcon Corporation 1999 Director Long-Term Incentive Plan, R&B Falcon Corporation 1998 Acquisition Option Plan, Cliffs Drilling Company 1988 Incentive Equity Plan, Cliffs Drilling Company 1998 Incentive Equity Plan, R&B Falcon Corporation 1998 Employee Long-Term Incentive Plan, R&B Falcon Corporation 1998 Director Long-Term Incentive Plan, Falcon Drilling Company, Inc. 1997 Stock Option Plan, Falcon Drilling Company, Inc. 1995 Stock Option Plan, Falcon Drilling Company, Inc. 1994 Stock Option Plan, Falcon Drilling Company, Inc. 1992 Stock Option Plan, Reading & Bates Corporation 1997 Long-Term Incentive Plan, Reading & Bates Corporation 1995 Long-Term Incentive Plan, Reading & Bates Corporation 1995 Director Stock Option Plan, Reading & Bates Corporation 1992 Long-Term Incentive Plan, Reading & Bates Corporation 1990 Stock Option Plan and to individual stock option agreements (collectively, the "Other Plans").

     On January 31, 2001, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 19, 2000 by and among the Registrant, Transocean Holdings Inc., a Delaware corporation and direct, wholly owned subsidiary of the Registrant ("Sub"), TSF Delaware Inc., a Delaware corporation and direct, wholly-owned subsidiary of Sub ("Merger Sub"), and R&B Falcon
Corporation, a Delaware corporation ("R&B Falcon"), among other things (a) Merger Sub was merged into R&B Falcon (the "Merger"), as a result of which R&B Falcon became a wholly owned subsidiary of Sub, (b) each outstanding share of Common Stock, par value $0.01 per share, of R&B Falcon ("R&B Falcon Common Stock") was converted into the right to receive 0.5 Ordinary Shares, (c) the Registrant assumed R&B Falcon's obligations under the TODCO Savings Plan and the Other Plans, and Ordinary Shares became purchasable or otherwise issuable thereunder in lieu of R&B Falcon Common Stock and (d) warrants to purchase Ordinary Shares (the "Warrants") were deemed issued pursuant to the Registrant's assumption of warrants to purchase shares of R&B Falcon Common Stock. The Registration Statement covered (i) Ordinary Shares issuable in connection with the Merger, (ii) Ordinary Shares issuable pursuant to the TODCO Savings Plan and the Other Plans, (iii) Ordinary Shares issuable upon exercise of the Warrants and (iv) Warrants issuable in connection with the Merger.

     In accordance with an undertaking made by Transocean in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Transocean hereby deregisters all Ordinary Shares registered under the Registration Statement which are issuable under the TODCO Savings Plan and which remain unsold as of the date hereof and all interests in the TODCO Savings Plan.

     This Post-Effective Amendment No. 2 on Form S-8 relates only to the Ordinary Shares issuable pursuant to the TODCO Savings Plan and does not relate to (i) Ordinary Shares issuable in connection with the Merger, (ii) Ordinary Shares issuable upon exercise of the Warrants, (iii) Warrants issuable in connection with the Merger and (iv) Ordinary Shares issuable pursuant to the Other Plans. Post-Effective Amendment No. 1 on Form S-8 related only to the Ordinary Shares issuable pursuant to the TODCO Savings Plan and the Other Plans and did not relate to the securities described in the foregoing clauses (i),
(ii) and (iii). Accordingly, the Registration Statement continues to cover the securities described in the foregoing clauses (i), (ii) and (iii) and the Registration Statement (as amended by Post Effective Amendment No. 1 thereto) continues to cover the securities described in the foregoing clause (iv).


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2003.

                              TRANSOCEAN  INC.

                              By:  /s/ Eric  B. Brown
                                   ---------------------------------------------
                                       Eric B. Brown
                                       Senior Vice President,
                                       General Counsel and Corporate Secretary


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